Exhibit 99.1

Investor Presentation December 2012

Opportunity Ground floor opportunity for investors wanting appreciation in value Early-stage public E&P company with cash in the bank Booming growth industry with technology advances $1.38 million income from $3.1 million revenues thru Q3 ’12* $0.06 fully diluted EPS thru Q3 ’12* *From continuing operations

Experience & Strategy Strategically positioned for rapid growth Seasoned management with 65 years of experience Well-developed relationships with leading geoscientists 2013 drilling program in preparation with lease inventory of over 30 drill sites

Exploration & Production New oil & gas wells bringing increasing monthly revenues Now profitable with 44.3% net profit margin* Royalty interests in 90,000 leasehold acres banked Recently sold earned interest in 17,000 acres for $3.2 million *From continuing operations

Financial Summary Balance sheet data as of September 30, 2012 and December 31, 2011 9 Mos 9 Mos 30-Sep-12 30-Sep-11 Profitability Analysis Revenues $3,113,211 $603,186 Operating Expenses $1,669,216 $4,755,748 Income from Operations $1,443,995 ($4,152,562) Other Income (Expense) incl. Income Taxes ($65,405) $1,090,504 Income (Loss) from Continuing Operations $1,378,590 ($3,062,058) Operating Profit Margin 46.4% -688.4% Net Profit Margin 44.3% -507.6% Debt Ratios Total Assets $11,599,589 $1,207,540 Total Liabilities $5,055,103 $6,528,383 Total Owners' Equity $6,544,486 ($5,320,843) Debt to Assets 43.6% 540.6% Debt to Equity 77% (123%) Investment Return Income (Loss) from Continuing Operations $1,378,590 ($3,062,058) Total Assets $11,599,589 $1,207,540 Return on Investment 11.9% -253.6% Other Data Shares Outstanding 27,652,749 27,467,723 Diluted Earnings per Share from Continuing Ops $0.06 ($0.12) Total Debt $443,288 $4,023,419 Adjusted EBITDA $1,058,769 ($4,098,529) Cash Flow from Operations $4,230,855 $549,385 >NOL carryforwards totaling $5,380,145 to offset future taxable income >More than $1.1 million of unencumbered cash liquidity on hand

Capital Structure Source: NYTEX Form 10-Q for the Quarter Ended September 30, 2012 Equivalent Percentage Common % of Shares Fully-diluted Series A Convertible Preferred 5,763,869 17.0% Common Stock Outstanding 23,421,854 69.0% Warrants Outstanding 4,748,690 14.0% Total fully-diluted shares outstanding 33,934,413 100.0%

Reconciliation of Adjusted EBITDA to GAAP Net Income Source: NYTEX Form 10-Q for the Quarter Ended September 30, 2012 Adjusted EBITDA, as we define it, may not be comparable to similarly titled measures used by other companies. Therefore, our consolidated Adjusted EBITDA should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes certain items that affect net income (loss) and net cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Below is a reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss) to common stockholders as reported on our consolidated statements of operations. 2012 2011 Reconciliation of Adjusted EBITDA to GAAP Net Income (Loss): Net income (loss) (6,581,347) $ (6,867,293) $ Discontinued operations 7,959,937 3,805,235 Income tax provision (benefit) (267,773) - Interest expense 335,314 601,286 DD&A 29,402 47,800 (Gain) loss on sale of asset (419,834) 5,004 Change in fair value of derivative liabilities 3,070 (1,690,561) Consolidated Adjusted EBITDA 1,058,769 $ (4,098,529) $ Nine Months Ended September 30,

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